 EXHIBIT  6.23

FOURTH AMENDMENT TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

HC GOVERNMENT REALTY HOLDINGS, L.P.

DESIGNATION OF ADDITIONAL 10.00% SERIES B

CUMULATIVE CONVERTIBLE PREFERRED UNITS

September 20, 2021

Pursuant to Section 4.02 and Article XI of the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., as amended by the First Amendment dated March 31, 2016 (the “First Amendment”), the Second Amendment dated March 14, 2019 (the “Second Amendment”) and the Third Amendment dated August 12, 2020 (the “Third Amendment”), and such agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Partnership Agreement”), the General Partner hereby further amends the Partnership Agreement as follows in connection with the classification of an additional 1,600,000 shares of 10.00% Series B Cumulative Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) of HC Government Realty Trust, Inc. and the issuance to the General Partner of Series B Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series B Preferred Stock:

1. Section 1 of the Second Amendment is hereby amended and restated in its entirety as follows:

1.

Designation and Number. A series of Preferred Units (as defined below), designated the “10.00% Series B Cumulative Convertible Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 3,650,000.

In all other respects, the Partnership Agreement remains unchanged.

2. Except as expressly amended hereby, the Partnership Agreement shall continue to be and shall remain in full force and effect in accordance with the terms thereof.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

HC GOVERNMENT REALTY TRUST, INC.
a Maryland corporation

By:	/s/ Steven A. Hale II
Name: Steven A. Hale II
Title: President